Exhibit 3.6

Governance Committee Charter

Charter of the Governance Committee

of the Board of Directors

of

SPAR Group, Inc.

Dated (as of) April 23, 2020

As Amended through March 18, 2021

I.    Establishment and Purpose

1.    The Board of Directors (the "Board") of SPAR Group, Inc. ("SGRP"), has established a standing committee of the members of the Board (the "Governance Committee") to assist the Board in fulfilling its oversight responsibilities respecting the nomination of directors and committee members for the Board and the corporate governance policies and practices of SGRP and its direct and indirect subsidiaries (together with SGRP, collectively, the "Company"). In furtherance thereof, the Board has adopted this Charter of the Governance Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) April 23, 2020, and amended and approved on March 18, 2021 (as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided herein, this "Charter"), to establish and govern (among other things) the purposes, membership, meetings, responsibilities, duties and powers of the Governance Committee. The Governance Committee and its meetings and activities also shall be governed by and conducted in accordance with the provisions applicable to committees generally as contained in the By-Laws. For clarity, "approval by the Board" shall mean approval by the applicable directors of the Board as and to the extent required by Nasdaq rules or other Applicable Law.

2.    The Governance Committee's primary duties and responsibilities are to:

(a)

Oversee the identification, vetting and nomination of candidates for approval by the Board, for directors of the Board and the directors of all foreign subsidiaries and the selection of committee members and recommend any proposed nominees to the Board for approval by the Board;

(b)	Oversee the Company's organizational documents and policies and practices on corporate governance and recommend any proposed changes to the Board for approval;

(c)

Oversee the Company's codes of ethics and other internal policies and guidelines and monitor the Company's enforcement of them and incorporation of them into the Company's culture and business practices;

(d)	Furnish the committee report required by the rules of the U.S. Securities and Exchange Commission (the "SEC") to be included in SGRP's annual proxy statement; and

(e)	Perform such other functions as may be required from time to time by the NASDAQ Stock Market, Inc. (the "Nasdaq"), the SEC or other applicable law.

3.    The Governance Committee will fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter and by performing such other activities consistent with this Charter as may from time to time be necessary or appropriate.

II.    Composition of the Governance Committee

1.    The Governance Committee shall consist of three or more members of the Board (as such number may be fixed from time to time by the Board).

2.    The members of the Governance Committee shall meet the requirements as established by NASDAQ for being a Director on the Governance Committee and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Governance Committee. For purposes of this Charter, the minimum standards for an independent director shall be as provided in the applicable rules of the Nasdaq's National Market System (as the same may be supplemented, modified, amended, restated or replaced from time to time, the "Nasdaq Rules"), and the provisions of the Securities Exchange Act of 1934, as amended (as the same may be supplemented, modified, amended, restated or replaced from time to time, the "Exchange Act"), and the rules and regulations promulgated thereunder (as the same may be supplemented, modified, amended, restated or replaced from time to time, the "Exchange Act Rules”).

3.    All members of the Governance Committee shall be "financially literate" and otherwise qualified to serve as members under the Nasdaq Rules, as determined by the Board. The Nasdaq Rules currently require (among other things) that all members of the Governance Committee must be able to read and understand fundamental financial statements, including (without limitation) a balance sheet, income statement and cash flow statement.

4.    The candidates for membership in the Governance Committee shall be nominated by the Governance Committee prior to the consideration of the election of its members at the annual organizational meeting of the Board (the "Organizational Meeting"), generally held in conjunction with SGRP's annual stockholders meeting. If no such nominations have been received by the time such matter is considered at the Organizational Meeting, nominations to the Governance Committee may be made by any member of the Board.

5.    The members of the Governance Committee shall be elected by the Board at the annual organizational meeting of the Board (generally held in conjunction with the Organizational Meeting) or in any other meeting duly called or action duly taken as provided in the By-Laws.

6.    The Board, in any meeting duly called or other action duly taken as provided in the By-Laws, at any time may: (a) designate a chairman of the Governance Committee (the "Chairman") from among the members of the Governance Committee; and (b) remove any such member as Chairman, either with or without cause. If the Board has not so acted, the members of the Governance Committee may designate the Chairman by majority vote of the full Governance Committee membership. Any Chairman who ceases to be a member of the Board or Governance Committee automatically shall simultaneously cease to be Chairman of the Governance Committee.

III.    Meetings

1.    The Governance Committee may hold regular meetings, with or without notice, and may fix the time and place at which such meetings shall be held, with all notices given or waived and all meetings held in accordance with the By-Laws. Each scheduled Board meeting shall be deemed to include a corresponding scheduled Governance Committee meeting unless expressly stated otherwise in scheduling such Board meeting.

2.    The notice of a meeting may provide, or the Governance Committee may request (in advance or at the meeting), that members of the Company's senior management or others attend a meeting of the Governance Committee and provide pertinent information as necessary and available.

3.    As part of its responsibility to foster open communication, the Governance Committee shall meet at least semi-annually with the Company's senior management and the Company's Independent Accountants in separate executive sessions to discuss any matters that the Governance Committee or any of these groups believe should be discussed privately. In addition, the Governance Committee shall meet with the Company's Independent Accountants and the Company's senior management to review and discuss the Company's quarterly financial statements consistent with Section IV below.

4.    The Governance Committee shall maintain minutes or other records of its meetings and activities, which shall be maintained with the minutes of the Board, and shall report the same to the Board as and when requested. Written consents by the Governance Committee shall be filed with the minutes of the Board.

IV.    Responsibilities and Duties

The Governance Committee's responsibilities, duties and powers shall consist of the following:

Documents and Reports:

1.    On an annual basis, and more often as it determines circumstances reasonably warrant, the Governance Committee shall review and discuss this Charter and recommend to the Board for approval by the Board any changes in or additions to this Charter that it may deem necessary or desirable.

2.    On an annual basis, and more often as it determines circumstances reasonably warrant, the Governance Committee shall review and assess the adequacy of the following and recommend to the Board for approval by the Board's Independent Directors any changes in or additions to them as it may deem necessary or desirable:

(a)	the Company's Articles, By-Laws, committee charters and other organizational documents;

(b)

the Company's codes of ethics, securities trading and other similar written policies and guidelines, the adequacy of the principles described therein and whether such principles are being incorporated into the Company's culture and business practices;

(c)	the size of the Board and the number, identity, responsibilities and size of the standing and other committees of the Board; and

(d)	the other material written policies and practices of the Company respecting corporate governance.

3.    The Governance Committee shall, prior to its adoption, filing with the SEC or Nasdaq or release to the public (as the case may be), in consultation with the Company's counsel and/or the Company's senior management, as and to the extent the Governance Committee deems appropriate:

(a)

review and discuss each proposed change in or addition to any of: (i) SGRP's Articles, By-Laws, committee charters and other organizational documents; (ii) the Company's codes of ethics, securities trading policy, shareholder access policy, and other similar policies and guidelines; and (iii) the Company's other written material policies and practices respecting corporate governance, and recommend to the Board for Board approval any changes in or additions to them as it may deem necessary or desirable;

(b)	furnish the Governance Committee's annual report to be included in the Proxy Statement as required by the Exchange Act Rules; and

(c)	review and discuss such other reports or documents within its authority and knowledge for submission to the SEC, Nasdaq or the public as:

i.	may from time to time be required under the Exchange Act Rules, the Nasdaq Rules, the DGCL (as defined below) or other applicable law; or

ii.

the Governance Committee may from time to time deem appropriate, provided that the Governance Committee or Chairman shall have given the Chief Executive Officer and Chief Financial Officer reasonable prior written notice of its desire to make such review;

provided that in the case of paragraph (c) the Chairman may represent and act on behalf of the entire Governance Committee for purposes of this review, with or without consultation of the other members, and shall present the results thereof at the next meeting of the Governance Committee.

Board of Directors, Standing Committees and Nominations:

4.    On an annual basis, and more often as it determines circumstances reasonably warrant, the Governance Committee shall review the overall composition of the Board and each standing committee, taking into consideration such factors as business experience and specific areas of expertise of each member, and make recommendations to the Board for Board approval such changes (if any) as may be necessary or desirable.

5.    On an annual basis, and more often as it determines circumstances reasonably warrant, the Governance Committee shall review and discuss its criteria for identifying and selecting individuals who may be nominated for election to the Board or appointment to its standing committees and guidelines for dealing with unsolicited nominations, and may from time to time recommend to the Board policies for Board approval containing such criteria and any changes in or additions to them as it may deem necessary or desirable, which criteria shall reflect at a minimum all applicable laws, rules, regulations and listing standards and shall include (without limitation) a person's experience, areas of expertise and other factors relative to the overall composition of the Board or committee.

6.    On an annual basis (allowing sufficient time for preparation of SGRP's proxy statement), the Governance Committee shall consider and recommend to the Board for Board approval:

(a)	the slate of nominees for election to the Board at the Company's annual meeting of stockholders;

(b)	the nominees for the Chair and members of each standing committee of the Board, including (without limitation) any proposed rotation or removal;

(c)	the disposition of any unsolicited nominations for Board membership in accordance with guidelines developed by the Governance Committee; and

(d)	The Independence of each Board Member to be nominated in the proxy for Board approval.

In connection with these nominations, the Governance Committee shall assist the Board as requested by the Board in the identification and vetting of candidates for directors and committee members.

7.    From time to time as vacancies arise, the Governance Committee shall actively seek individuals qualified to become members of the Board and its standing committee(s) for recommendation to the Board for Board approval.

8.   On an annual basis (allowing sufficient time for preparation of SGRP's proxy statement), and more often as it determines circumstances reasonably warrant, the Governance Committee shall review and discuss the qualifications and independence of the Company's directors and nominees as reported to the Governance Committee, including (without limitation) those who are intended to be "independent" under the Nasdaq Rules and Exchange Act Rules and other Applicable Law ("Independent Directors"), and which should include (without limitation):

(a)

review of each director’s responses to his or her annual questionnaire and review and discussion of their responses with each of the Company's directors, which shall for those intended as Independent Directors include: (i) all of such person's relationships that would disqualify him or her as an Independent Director under such rules; or (ii) any significant relationship with the Company or any of its affiliates, customers, vendors or competitors or other significant relationships that would be reasonably likely to adversely affect his or her independence or objectivity;

(b)

based on such responses and discussion, confirm that a majority of the Board and identify the members of the Audit Committee, Compensation Committee and Governance Committee who are Independent Directors; and

(c)

report to the Board its conclusions respecting such reviews and discussions and recommend to the Board for Board approval appropriate action(s) to be taken to confirm, assure or enforce the independence (where intended) and other qualifications and performance of the Company's directors.

9.     Nothing in this Charter shall prohibit any standing committee of the Board to invite members of the Board who are not Independent Directors to observe meetings of such committee provided that such invited members shall not cast a vote in connection with any actions.

Legal Compliance and Updates:

10.  The Governance Committee periodically (as often as it determines that circumstances reasonably warrant) shall, in consultation with the Company's counsel, alone and/or with the Company's senior management, as and to the extent the Governance Committee deems appropriate:

(a)

review and discuss any regulatory, compliance, legal or other issue within its knowledge respecting any governance or related matter that could have a significant impact on the Company or its financial statements, SEC filings or other public disclosures, and recommend to the Board and management any corrective or other action that it may deem necessary or desirable;

(b)

review and discuss the potential effect on governance or related issue of any applicable material change or initiative in any Nasdaq Rule, any Exchange Act Rule, the DGCL or other applicable law or the interpretation thereof within its knowledge, and recommend to the Board any changes in or additions to the Company's governing documents, policies, principles, practices or processes respecting governance or related matters that it deems necessary or desirable to deal with such effect;

(c)

review the implementation of changes in and additions to the Company's governing documents, policies, principles, practices or processes respecting governance or related matters within its knowledge, whether as previously approved or recommended by the Governance Committee or as previously required by the Nasdaq Rules, the Exchange Act Rules, the DGCL or other applicable law;

(d)	recommend to the Board the advisability of having the Company's counsel, auditors or other experts or professionals make specified studies and reports as to governance or related matters; and

(e)	receive direct reports from the Company's counsel.

11.  The Governance Committee shall establish regular and separate systems of communication with each of the Company's senior management and the Company's counsel, review and discuss with them any matter within its authority and knowledge that is reasonably likely to have a significant impact on the Company, and recommend to the Board any corrective or other action that it may deem necessary or desirable.

Ethics Code:

12. The Governance Committee periodically (as often as it determines that circumstances reasonably warrant) review the monitoring by the Company's senior management of compliance with the Company's codes of business ethics and conduct then in effect, including (without limitation) the SPAR Group Code of Ethical Conduct for its Directors, Senior Executives and Employees Dated (as of) May 1, 2004, and the SPAR Group Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information Dated, Amended and Restated as of May 1, 2004 (as then in effect), and ensure that the Company's senior management has the proper review and enforcement systems in place to ensure compliance.

13.  The Governance Committee periodically (as often as it determines that circumstances reasonably warrant) shall review, with the Company's counsel, alone or in the presence of the Company's senior management, as and to the extent the Governance Committee deems appropriate:

(a)	legal and regulatory matters and any other legal matter that could have a significant impact on the Company; and

(b)	legal compliance matters, including (without limitation) compliance with the Company's codes of ethics and securities trading policies.

Other Responsibilities, Duties and Powers:

14.   The Governance Committee shall promptly report its actions and any recommendations to the Board after each Governance Committee meeting.

15.   The Governance Committee shall have the responsibility, duty and power, at any time and from time to time, to the same extent and with the same effect as if the entire Board were acting:

(a)	to conduct or authorize investigations into matters within the Governance Committee's scope of responsibilities under this Charter and applicable law;

(b)

to retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Governance Committee may otherwise determine as necessary to carry out its duties under this Charter and applicable law, the fees and expenses of all of which will be paid by the Company; and

(c)

to perform any other activities related or incidental to the duties and rights conferred on the Governance Committee (by this Charter or otherwise) as the Governance Committee or the Board from time to time may deem necessary or reasonably appropriate.

16.   In addition to the responsibilities, duties and powers of the Governance Committee set forth in this Charter, the Governance Committee also shall have such other responsibilities, duties and powers (if any) as may from time to time be expressly granted to it under the Certificate, the By-Laws, any Board resolution with continuing effect, any Nasdaq Rule, any Exchange Act Rule, the DGCL or any other applicable law.

V.    Miscellaneous

1.    Notwithstanding anything in this Charter to the contrary: (a) the Governance Committee is an oversight body, and it is not the role or duty of the Governance Committee to: (i) implement, administer or apply the accounting, auditing or financial reporting or disclosure policies, practices or controls of the Company; (ii) plan or conduct any audit of the Company or any audit of the work of the Company's management or independent accountants; (iii) prepare or certify any of the Company's financial statements or any portion thereof; (iv) determine or assure that the Company's financial statements and disclosures are complete or accurate or are in accordance with GAAP or any applicable rule or regulation; or (v) determine or assure the Company's compliance with any legal or regulatory requirement, all of which are and continue to be the responsibilities of the Company's management and/or the Company's Board, as the case may be; (b) the members of the Governance Committee are not, and shall not under any circumstance be deemed or construed to be (by virtue of their Governance Committee membership, this Charter or any action taken as contemplated hereunder or otherwise): (i) officers, employees or auditors of SGRP or any of its subsidiaries; and (ii) directors of any of SGRP's subsidiaries; (c) the Governance Committee may rely on the representations of and other information provided by the Company's, the Company's officers, employees and counsel and experts or other professionals retained by the Company or the Governance Committee; and (d) the legal liability (actual, potential or otherwise) of the Governance Committee members shall not be (and shall not be deemed or construed to be) any greater than that of any outside director of SGRP who is not a member of the Governance Committee.

2.    For the purposes of this Charter:

(a)

"Certificate" shall mean the Certificate of Incorporation of SGRP filed on November 29, 1995, with the Secretary of State of the State of Delaware, as the same may have been and from time to time hereafter may be duly amended or restated in the manner provided under applicable law;

(b)

"By-Laws" shall mean the Amended and Restated By-Laws of SGRP dated as of January 17, 2019, as the same may have been and from time to time hereafter may be supplemented, amended or restated in the manner provided therein; and

(c)	"DGCL" shall mean the General Corporation Law of the State of Delaware, as the same may have been and from time to time hereafter may be amended or restated, and any succeeding statute.

3.    This Charter constitutes supplemental by-laws of SGRP and shall be governed and supplemented by and construed and interpreted in accordance with the By-Laws. Without in any way limiting the preceding sentence, the provisions of Article X of the By-Laws (and the applicable definitions appearing elsewhere) are hereby incorporated into this Charter by reference as if fully set forth herein and shall be construed as if this Charter were the "By-Laws" referred to in those incorporated provisions. In the event of any conflict between any specific provision of this Charter and the By-Laws, the specific provision of this Charter shall control and be given effect.

4.    The terms and provisions of this Charter are each subject to the relevant terms and provisions of the Certificate and applicable law. In the event that any term or provision of this Charter conflicts or is inconsistent with any term or provision of the Certificate or applicable law, the term or provision of the Certificate or applicable law shall control and be given effect.